CUSIP NO. 46063G101

EXHIBIT 1

AGREEMENT TO JOINTLY FILE SCHEDULE 13D/A

AGREEMENT dated as of August 26, 2013 by and among Hussein A. Enan, Danielle S. Enan and the Enan Family Trust.

WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the parties hereto have decided to satisfy their filing obligations under the 1934 Act by a single joint filing:

NOW, THEREFORE, the undersigned hereby agree as follows:

1.           The Amendment No. 11 to Schedule 13D with respect to Internet Patents Corporation, to which this is attached as Exhibit 1, is filed on behalf of Danielle S. Enan, Hussein A. Enan and the Enan Family Trust.

2.           Each of Danielle S. Enan, Hussein A. Enan and the Enan Family Trust is responsible for the completeness and accuracy of the information concerning such person contained therein.

IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

Date:     August 26, 2013

/s/ Hussein A. Enan	/s/ Danielle S. Enan
Hussein A. Enan	Danielle S. Enan
On behalf of himself and as	On Behalf of herself and as
Co-trustee of the Enan	Co-trustee of the Enan
Family Trust	Family Trust